PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE January 14, 2009

Plantronics Announces Anticipated Third Quarter Results and Restructuring Plan to Reduce Costs

SANTA CRUZ, CA – January 14, 2009 - Plantronics, Inc., (NYSE: PLT) today announced that revenue and earnings per share for its third quarter of fiscal 2009 will be below previously provided guidance.  The Company expects third quarter fiscal 2009 net revenues to be approximately $184 million compared with the prior guidance range of $205 to $220 million.  The revised revenue estimate is primarily the result of lower than expected sales of Bluetooth headsets, but also reflects the impact of broad economic weakness across different product categories and geographies.  The Company expects to report a GAAP loss per share of approximately $0.94 to $1.20, inclusive of a $60 to $80 million non-cash asset impairment charge on the carrying value of some of its goodwill and intangible assets.  Non-GAAP earnings per share are expected to be in the range of approximately $0.11 to $0.12.  Final earnings results for the third quarter will be announced on January 27, 2009.

The Company is undertaking a series of actions to lower its cost structure and improve efficiencies.  These actions include a restructuring plan to reduce its worldwide workforce by approximately 18% in comparison to September 30, 2008, along with other cost cutting measures including management salary reductions and decreases in other operating expenses.  As a result of the reduction in the worldwide workforce, the Company expects to record restructuring and other related charges, primarily for employee termination benefits, of approximately $7.7 to $8.2 million in the fourth quarter of fiscal 2009.  Annualized savings from the cost reductions are expected to be over $50 million.  In addition, the Company plans an approximate 50% reduction in capital expenditures for fiscal year 2010.

“As global economic weakness persists, our key objectives are to remain profitable and cash flow positive, continue to invest in strategic initiatives such as Unified Communications, and to improve our profitability in our consumer businesses,” said Ken Kannappan, President & CEO.   “We believe that our strong financial position combined with ongoing strategic investments will allow us to emerge from this downturn in a significantly stronger competitive position,” Kannappan concluded.

Reconciliation of Estimated GAAP to Non-GAAP Earnings Per Share

The following GAAP items have been excluded from the third quarter fiscal 2009 Non-GAAP earnings per share estimate:

•	purchase accounting amortization of approximately $0.03;

•	restructuring and other related charges of approximately $0.02;

•	goodwill and intangible asset impairment charges of approximately $1.00 to $1.26;

•	equity compensation pursuant to FAS 123(R) to be approximately $0.05; and

•	release of tax reserves due to expiration of certain statutes of limitations of approximately ($0.04).

Conference Call Scheduled to Discuss Actual Financial Results

Plantronics has scheduled a conference call to discuss third quarter results.  The conference call will take place Tuesday, January 27 at 2:00 PM (PST).  All interested investors and potential investors in Plantronics stock are invited to participate.  To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call."  Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #60282103 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers.  The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to  (i) our restructuring plan, (ii) our expectation that we will incur approximately $7.7 to $8.2 million in related restructuring expenses and an impairment charge on goodwill and intangible assets of approximately $60 to $80 million,  (iii) our expectation that we will realize annualized savings from cost reductions of over $50 million,  (iv) our expectation that we will retain our profitability, be cash flow positive and increase our competitive position, (v) our estimate of revenue for the third quarter of fiscal 2009, and (vi) our estimate of GAAP and Non-GAAP earnings per share for the third quarter of fiscal 2009 as well as other matters discussed in this press release that are not purely historical data. Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, unexpected delays and uncertainties affecting our ability to realize targeted expense reductions and annualized savings through implementation of the restructuring plan, inability to sufficiently reduce our operational expenses and maintain our profitability levels, inability to implement our strategic investments, inability to accurately predict global economic conditions and its affect upon our performance, lower than expected revenues during the third quarter of fiscal 2009, as well as other risks indicated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed May 27, 2008, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

In 1969, a Plantronics headset carried the historic second words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz , California   95061-1802
831-426-6060 / Fax 831-426-6098